Exhibit 21.1
Principal Subsidiaries of the Registrant

Principal Subsidiaries	Place of Incorporation
Comptree International	Cayman Islands
GigaCloud Technology (Suzhou) Co., Ltd. (formerly known as Oriental Standard Network Technology (Suzhou) Co., Ltd.)	The People’s Republic of China
GigaCloud Supply Chain Management (Suzhou) Co., Ltd. (formerly known as Suzhou Dajianyun Transport Co., Ltd.)	The People’s Republic of China
GigaCloud Technology (HongKong) Limited (formerly known as Giga Cloud Logistics (Hong Kong) Limited)	Hong Kong
GigaCloud Technology (Japan) Co., Ltd (formerly known as Oriental Standard Japan Co., Ltd.)	Japan
BTM Co., Ltd.	Japan
GIGACLOUD TECHNOLOGY (USA) INC. (formerly known as COMPTREE INC.)	California, USA
Tmall, Inc.	California, USA
GigaCloud Trading Inc	Delaware, USA
GIGA CLOUD LOGISTICS INC	Nevada, USA
APEXIS Inc. dba Wondersign	Florida, USA
Blitz Distribution GmbH	Germany
DECOBUS HANDEL GMBH	Germany
B.T.M TRAVEL AND TRADING LTD	England and Wales, the United Kingdom
COMHARBOR LIMITED	England and Wales, the United Kingdom
BRIHOME LIMITED	England and Wales, the United Kingdom